Exhibit 10.31

MASTER REPURCHASE AGREEMENT

Dated as of November 26, 2003

by and among

DSHI BLUE, INC.

as Seller,

LNR PROPERTY CORPORATION,

as Guarantor,

and

WACHOVIA CAPITAL INVESTMENTS, INC.,

as Buyer

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SECTION 9	SUBSTITUTION	21

SECTION 10	REPRESENTATIONS AND WARRANTIES	21

10.1	Representations and Warranties of each Party	21
10.2	Additional Representations and Warranties of the Repurchase Parties	22
10.3	Financial Condition	27

SECTION 11	CONDITIONS PRECEDENT	28

11.1	Conditions Precedent to Initial Transaction	28
11.2	Conditions Precedent to all Transactions	29

SECTION 12	AFFIRMATIVE COVENANTS	31

12.1	Financial Statements	31
12.2	Certificates; Other Information	32
12.3	Payment of Obligations	33
12.4	Conduct of Business and Maintenance of Existence	33
12.5	Maintenance of Property; Insurance	34
12.6	Inspection of Property; Books and Records; Discussions	34
12.7	Notices	34
12.8	ERISA	35
12.9	Information Relating to Purchased Assets	35
12.10	Distributions in Respect of Purchased Assets	35
12.11	Further Assurances	35
12.12	Intentionally Omitted	36
12.13	Security Interest; Concerning Purchased Assets	36
12.14	Servicing of Underlying Mortgage Loans	36
12.15	Guarantor Covenants	37

SECTION 13	NEGATIVE COVENANTS	37

13.1	Limitation on Indebtedness	37
13.2	Limitation on Liens	37
13.3	Limitation on Guarantee Obligations	38
13.4	T imitation on Fundamental Changes	38
13.5	Limitation on Transactions with Affiliates	38
13.6	Limitation on Changes in Fiscal Year	38
13.7	Unrelated Activities	38
13.8	Governing Documents	39
13.9	Separateness	39
13.10	ERISA	40

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SECTION 14	EVENTS OF DEFAULT; REMEDIES	40

14.1	Events of Default	40
14.2	Remedies	41

SECTION 15	INDEMNIFICATION	44

SECTION 16	MISCELLANEOUS	45

16.1	Single Agreement	45
16.2	Notices and Other Communications	45
16.3	No Waivers, Etc	45
16.4	Entire Agreement; Severability	45
16.5	Assignments and Participations; Hypothecation of Purchased Assets; Termination	46
16.6	GOVERNING LAW	46
16.7	SUBMISSION TO JURISDICTION; WAIVERS	46
16.8	WAIVER OF JURY TRIAL	47
16.9	Counterparts	47
16.10	Use of Employee Plan Assets	47
16.11	Intent	48
16.12	Disclosure Relating to Certain Federal Protections	48
16.13	Confidentiality	49
16.14	Treatment of Certain Information	49

SCHEDULES

Schedule 1	Representations and Warranties Re: Mortgage Assets
Schedule 2	Asset Pricing
Schedule 3	Control Account
Schedule 4	Mortgage Asset File
Schedule 5	Mortgage Asset File Checklist
Schedule 10.2(l)	Locations of Repurchase Parties
Schedule 10.2(r)	Subsidiaries
Schedule 10.3(a)	Contingent Liabilities
Schedule 13.1	Permitted Indebtedness
Schedule 16.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B-l	Form of Confirmation–Mezzanine Loan Transactions
Exhibit B-2	Form of Confirmation–Junior Interest Transactions
Exhibit C	Form of Summary of Purchased Asset Key Data
Exhibit D	Form of Covenant Compliance Certificate
Exhibit E	Form of Servicer Notice and Agreement

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Exhibit F	Form of Exception Report
Exhibit G-l	Form of Warehouse Lender’s Release Letter
Exhibit G-2	Form of Seller’s Release Letter
Exhibit H	Form of Account Agreement

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of November 26, 2003 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among DSHI BLUE, INC., a Delaware corporation (the “Seller”), LNR PROPERTY CORPORATION, a Delaware corporation (the “Guarantor”) and WACHOVIA CAPITAL INVESTMENTS, INC. (the “Buyer”).

RECITALS

From time to time the Seller and the Buyer may enter into transactions, subject to the terms and conditions hereof, pursuant to which the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller certain Mortgage Assets (defined below) against payment by the Buyer of a purchase price, with a simultaneous agreement by the Buyer to sell to the Seller and by the Seller to repurchase from the Buyer such Mortgage Assets at a date certain, as specified in the related Confirmation (defined below), against payment by the Seller of a Repurchase Price (as defined below).

NOW THEREFORE, the parties hereto hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Special Servicer”: (a) an Affiliate of the Seller, reasonably acceptable to the Buyer, in the business of servicing distressed commercial or multifamily mortgage loans, or (b) any other Person acceptable to the Buyer in its sole discretion.

“Act of Insolvency”: with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 30 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Additional Purchased Assets: as defined in Section 4.1.

“Affiliate”: any Person which directly or indirectly controls, or is under common control with, or is controlled by, another Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement”: this Master Repurchase Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternative Market Price Quote”: The good faith determination of the price at which a Mortgage Asset could readily be sold by a bona fide third-party broker or dealer that (a) is not the Seller, the Guarantor or any Affiliate of the Seller or the Guarantor, (b) regularly engages in the business of buying and/or selling assets similar in type, size and structure as the Mortgage Assets and in the same jurisdiction as the related Underlying Mortgaged Property, and (c) is familiar with the market for such Mortgage Assets.

“Asset Value”: as of any date of determination for each Eligible Asset, with respect to a Mortgage Asset of a certain Class and applicable Type of Underlying Mortgaged Property, the lesser of (x) the product of the Book Value of such Mortgage Asset times the Purchase Rate applicable thereto and (y) the product of the Market Value of such Mortgage Asset times the LTV applicable thereto; provided, that the Asset Value shall be deemed to be zero with respect to each Mortgage Asset (i) in respect of which there is a breach of a representation and warranty set forth in Schedule 1 (assuming each representation and warranty is made as of the date the Asset Value is determined) and (ii) in respect of which the complete Mortgage File has not been delivered to the Buyer or its designee in accordance with Section 7 of this Agreement.

“Book Value”: with respect to any Mortgage Asset at any time, an amount, as certified by the Seller, equal to the price which the Seller initially paid or advanced for or in respect of such Mortgage Asset as it may be marked down by the Seller from time to time, including any loss/price adjustments, less an amount equal to the sum of all principal paydowns paid and realized losses recognized relating to such Mortgaged Asset.

“Breakage Costs”: as defined in Section 3.3(b).

“Business Day”: any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Wachovia Bank, N.A. or banks in the State of Florida are authorized or obligated by law or executive order to be closed.

“Buyer’s Margin Amount”: with respect to any Purchased Loan as of any date, the amount obtained by dividing the Repurchase Price for such Purchased Loan by the applicable Buyer’s Margin Percentage.

“Buyer’s Margin Percentage”: with respect to any Transaction as of any date, the “Buyer’s Margin Percentage” specified for the applicable Type in Schedule 2 attached to this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company and any and all warrants or options to purchase any of the foregoing.

“Class”: with respect to a Mortgage Asset, such Mortgage Asset’s classification as a Junior Interest or a Mezzanine Loan.

“Closing Date”: November 26, 2003.

“Code”: the Internal Revenue Code of 1986 as amended from time to time, or any replacement or successor statute, and the regulations promulgated thereunder from time to time.

“Commercial Property”: with respect to a Mortgage Asset of any Class, a parcel of commercial real property of a permitted Type, including all improvements, buildings and fixtures thereon.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with a Seller within the meaning of Section 4001 of ERISA or is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation”: as defined in Section 2.2.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Account”: the account set forth on Schedule 3 hereto into which payments of Income with respect to the Purchased Assets will be deposited by each Servicer and trustee, as applicable.

“Costs”: as defined in Section 15.

“Debt Service Coverage Ratio” or “DSCR”: with respect to any Mortgage Asset, as of any date of determination, for the period for which the following information is provided to the Seller by the obligor with respect to such Mortgage Asset pursuant to the Mortgage Asset File documents, (a) the aggregate Net Cash Flow in respect of the Underlying Mortgaged

Properties relating to such Mortgage Asset for such period to (b) the sum of (i) the aggregate amount of all amounts due for such period in respect of all Indebtedness that was outstanding from time to time during such period that is secured, directly or indirectly, by such Underlying Mortgaged Properties (including, without limitation, by way of a pledge of the equity of the owner(s) of such Underlying Mortgaged Properties) or that is otherwise owing by the owner(s) of such Underlying Mortgaged Properties, including, without limitation, all scheduled principal and/or interest payments due for such period in respect of each Mortgaged Asset that is secured or supported by such Underlying Mortgaged Properties plus (ii) the amount of all ground lease payments to be made in respect of such Underlying Mortgaged Properties during such period, as any of the foregoing elements of DSCR may be adjusted by Buyer as determined by Buyer; provided, that all such calculations shall be made taking into account any senior or pari passu debt secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Default”: any of the events specified in Section 14.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Electronic Transmission”: the delivery of information in an electronic format acceptable to the applicable recipient thereof, which delivery shall, in each case, be immediately followed by a written confirmation to the applicable recipient at the address specified in Schedule 16.2.

“Eligible Asset”: a Mortgage Asset which as of any date of determination meets the DSCR and LTV criteria set forth in Schedule 2 of this Agreement opposite the applicable Type of Underlying Mortgaged Property for the Purchase Rate and Pricing Rate requested by the Seller in the related Confirmation and any other security or asset acceptable to the Buyer in its sole and absolute discretion; provided, that Eligible Assets shall in no event include:

(a) any Junior Interest that entitles the holder to payments based only or disproportionately on the interest portion of payments on the Underlying Mortgage Loans;

(b) any Junior Interest that entitles the holder to payments based only or disproportionately on the principal portion of payments on the Underlying Mortgage Loans;

(c) any Mortgage Asset as to which the Buyer determines in its sole discretion that such Mortgage Asset or any related Underlying Mortgage Loan or Underlying Mortgaged Property is not acceptable;

(d) any Mortgage Asset that is in default after giving effect to applicable notice, grace and cure periods, if any;

(e) any Mortgage Asset consisting of a Junior Interest with a maturity that is five (5) years or more after the applicable Purchase Date;

(f) any Mortgage Asset that is subject to a fixed rate of interest;

(g) any Mortgage with an LTV in excess of the applicable percentage set forth on Schedule 2 to this Agreement; and

(h) any Mortgage Asset with respect to which the DSCR is less than the applicable percentage set forth in Schedule 2 to this Agreement.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Rate”: with respect to each day during any calendar month a Transaction is outstanding, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as of the first calendar day of such month, appearing on Telerate Page 3750 (or any successor page) as the one month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m., London time, in an amount comparable to the amount of the Transactions to be outstanding on such day. If for any reason such rate is not available, the term “Eurodollar Rate” shall mean, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as of the first calendar day of such month, appearing on Reuters Screen LIBO Page as the one month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m., London time, on such date in an amount comparable to the amount of the Transactions to be outstanding on such day; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates; provided further, if for any reason such rate is not available, the term Eurodollar Rate shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1 percent) as of the first calendar date of each month quoted by another third party source for eurodollar rate quotes generally then used or thereafter to be used by Buyer to determine eurodollar rates for its eurodollar rate borrowing customers.

“Extension Fee”: shall have the meaning set forth in the Fee Letter.

“Extension Period”: shall have the meaning set forth in Section 2.4 of this Agreement.

“Event of Default”: as defined in Section 14.1.

“Fee Letter”: the Fee Letter, dated November 26, 2003, between the Buyer and the Seller, as amended, supplemented or otherwise modified from time to time.

“Fitch”: Fitch Investors Service, L.P., or any successor thereto.

“GAAP”: generally accepted accounting principles as in effect from time to time in the United States.

“Governing Documents”: as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their properties.

“Guarantee”: the guarantee made by the Guarantor in favor of the Buyer, dated as of the date hereof, in the form of Exhibit A attached hereto.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of the guaranteeing person (or any other Person including any bank under any letter of credit if the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation in favor of such other Person) guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, however, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Guarantor in good faith, subject to the Seller’s approval.

“Guarantor”: as defined in the introductory paragraph hereof.

“Income”: with respect to any Mortgage Asset at any time, any principal thereof and all interest, dividends or other distributions thereon.

“Indebtedness”: of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade liabilities and other accounts payable and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices, which are not sixty (60) days or more past due), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,

(d) all obligations of such Person under financing leases and capital leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the Guarantor, Guarantee Obligations of the Guarantor in respect of primary obligations of any Subsidiary), (g) all reimbursement obligations of such Person for letters of credit and other similar contingent liabilities, (h) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (j) Senior Preferred Stock, (k) such Person’s pro rata share of recourse debt of Special Investment Affiliates and any recourse loans where such Person is liable as a general partner or otherwise, and (1) all obligations to make advances and contributions to Investment Affiliates.

“Indemnified Party”: as defined in Section 15.

“Independent Director”: a natural Person who is not at the time of initial appointment as Independent Director, and may not have been at any time during the five years preceding such initial appointment or at any time while serving as Independent Director, (i) a stockholder (with the exception of the direct or indirect ownership of a relatively incidental number of shares in the indirect parent of the Seller by such Independent Director or an Industry Company providing such Independent Director), director (with the exception of serving as the Independent Director of the Seller), officer, employee, partner, member, attorney or counsel of the Seller or any Affiliate; (ii) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with the Seller or any Affiliate; (iii) a natural Person controlling or under common control with any Person that would be excluded from serving as an Independent Director under (i) or (ii), above; or (iv) a member of the immediate family of a natural Person excluded from servicing as an Independent Director under (i) or (ii), above; provided, however, (v) a natural Person who satisfies the foregoing definition other than under (ii), above, shall not be disqualified from serving as an Independent Director of the Seller if such individual is an independent director provided by an Industry Company, and (vi) a natural Person who otherwise satisfies the foregoing definition except for being a past, existing or future director of an Affiliate of the Seller who shall otherwise be employed by an Industry Company that is providing, has provided or shall provide a director of an Affiliate of the Seller, shall be permitted to serve as an Independent Director of the Seller for so long as such individual is an independent director provided by an Industry Company and is not at the time of initial appointment, or at any time while serving as such Independent Director, an Independent Director of an Affiliate whose organizational documents contain restrictions on its activities substantially similar to those set forth in Section 9 of the Certificate of Incorporation of the Guarantor and that holds a direct or indirect equity interest in the Seller.

“Industry Company”: a nationally recognized company that provides professional independent directors and other corporate services in the ordinary course of its business.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: at any time, a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Rate Protection Agreement”: with respect to any or all of the Mortgage Assets, any short sale of US Treasury securities, or futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to Buyer.

“Junior Interest”: a junior participation interest or rated certificate in a performing commercial real estate loan or a “B note” in an “A/B structure” in a performing commercial real estate loan for which the combined DSCR is not less than that set forth in Schedule 2, taking into account, in the calculation of the LTV and the DSCR of such Junior Interest, any senior or pari passu debt secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Junior Interest Note”: the original executed promissory note or other evidence of a Junior Interest, which shall bear a floating rate of interest and shall mature within five (5) years after the applicable Purchase Date of the related Junior Interest.

“Lien”: any mortgage, pledge, hypothecation, deposit arrangement, preference, priority, security interest, collateral assignment, statutory or consensual lien, charge, restriction or other encumbrance of any kind (including any repurchase agreement, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person). For purposes of this Agreement, a Lien on the Capital Stock of any Person shall be deemed to constitute a Lien on the assets of said Person.

“Loan-to-Value Ratio” or “LTV”: with respect to any Mortgage Asset, the ratio of the outstanding principal amount of such Mortgage Asset at the time of a Transaction for such Mortgage Asset to the Market Value of the related Underlying Mortgaged Property at such time; provided, that all such calculations shall be made taking into account any senior or pari passu debt secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Margin Deficit: as defined in Section 4.1.

“Market Value”: as of any date in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold, which shall be determined by a third-party appraiser selected by the Buyer in its sole discretion, as such determination of price may be adjusted by the Buyer as determined by the Buyer, which price may be determined to be zero.

“Material Adverse Effect”: a material adverse effect on (a) the property, business, operations, financial condition or prospects of the Seller or the Guarantor, (b) the ability of the Seller to perform its obligations under this Agreement or the Guarantor to perform its obligations under the Guarantee, (c) the validity or enforceability of either this Agreement or the Guarantee, (d) the rights and remedies of the Buyer under this Agreement or the Guarantee, or (e) the timely payment of the Repurchase Price or any Price Differential or other amounts payable in connection therewith.

“Materials of Environmental Concern”: any mold, any petroleum (including crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maximum Purchase Price”: $100,000,000.

“Mezzanine Loan”: a performing mezzanine loan secured by pledges of the entire equity ownership interests in the entities that own directly or indirectly the Underlying Mortgaged Property.

“Mezzanine Note”: a note or other evidence of Mezzanine Loan indebtedness.

“Minimum Purchase Amount”: $250,000.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Asset”: a Junior Interest or a Mezzanine Loan having an Underlying Mortgaged Property of a permitted Type.

“Mortgage Asset File”: as defined in Section 7.1 (c).

“Mortgage Asset File Checklist”: as to each Mortgage Asset, the document checklist attached hereto as Schedule 5.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined as such in Section 4001(a)(3) of ERISA.

“Net Cash Flow”: with respect to any Underlying Mortgaged Property, for any period, the net income (or deficit) attributable to such property for such period, determined in accordance with GAAP less the amount of all (a) capital expenditures incurred, (b) reserves established, (c) leasing commissions paid and (d) tenant improvements paid during such period, in each case attributable to such property, plus all non-cash charges deducted in the calculation of such net income.

“Non-Wachovia Assets”: any Mortgage Asset issued or extended by a Person other than Wachovia Capital Investments, Inc. or an Affiliate of Wachovia Capital Investments, Inc.

“Original Purchase Date”: the date a Purchased Asset was purchased by the Seller or its Affiliates from Wachovia Capital Investments, Inc. or its Affiliates other than pursuant to this Agreement.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Periodic Advance Repurchase Payment”: as defined in Section 3.3(a).

“Person”: any legal person, including any individual, corporation, limited liability company, partnership, joint venture, estate, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

“Plan”: at any time, any employee benefit plan which is covered by ERISA and in respect of which the Seller or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: that certain Pledge Agreement, dated as of November 26, 2003, made by Seller for the benefit of Buyer.

“Price Differential”: with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate”: as of any date, with respect to a Transaction involving a Purchased Loan of any Type, the rate per annum equal to the sum of the Eurodollar Rate plus the rate set forth in Schedule 2 attached to this Agreement in the column corresponding to the applicable Type; provided however, that during the continuance of Event of Default, the Pricing Rate for each Type shall be increased by an additional three hundred basis points (3.0%).

“Prime Rate”: the prime rate announced to be in effect from time to time by Buyer as its prime rate. The prime rate is not intended to be the lowest general rate of interest charged by Buyer to its customers.

“Promissory Note”: that certain Demand Promissory Note, dated as of November 26, 2003, made by Guarantor in favor of Seller.

“Purchase Date”: the date on which Purchased Assets are to be transferred by the Seller to the Buyer or the Buyer’s designee.

“Purchase Price”: on each Purchase Date, the price at which Mortgage Assets are transferred by the Seller to the Buyer or the Buyer’s designee, which price shall equal the Asset Value for such Mortgage Assets on the Purchase Date.

“Purchase Rate”: with respect to a Mortgage Asset of a certain Class, the “Purchase Rate” set forth on Schedule 2 opposite the applicable Type of Underlying Mortgaged Property.

“Purchased Assets”: Eligible Assets transferred by the Seller to the Buyer in a Transaction hereunder, and any Eligible Assets substituted therefor in accordance with Section 9 hereof. The term “Purchased Assets” with respect to any Transaction at any time shall also include Additional Purchased Assets delivered pursuant to Section 4 hereof.

“Rating”: in respect of any Mortgage Asset, if applicable, a rating assigned by S&P, Moody’s, Fitch or another nationally recognized rating agency acceptable to the Buyer. Unless otherwise noted, a rating shall reference the rating designations used by S&P. Any reference to a rating assigned by any rating agency other than S&P shall refer to the rating which is the nearest equivalent to the designation used by S&P.

“Related Documents”: the Guarantee, the Pledge Agreement, the Promissory Note, each Confirmation, and any other document executed in connection with this Agreement.

“Replacement Assets”: as defined in Section 14.2(e)(ii).

“Repurchase Date”: for each Transaction, 5:00 p.m., New York City time, on the Termination Date, or if such date is not a Business Day, the next succeeding Business Day, or such earlier date as the related Purchased Assets may be repurchased as agreed to between Seller and Buyer or pursuant to Section 2.3, Section 4.1 or Section 14.2 of this Agreement.

“Repurchase Parties”: the collective reference to the Seller and the Guarantor.

“Repurchase Price”: the price at which Purchased Assets are to be transferred from the Buyer or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination decreased the amount of by all cash, Income and Periodic Advance Repurchase Payments actually received by the Buyer.

“Reorganization”: at any time, a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Governing Documents of such Person, if applicable, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: as to any Repurchase Party, each of the chief executive officer and the president, or, with respect to financial matters, the chief financial officer, chief accounting officer or controller of such entity, as applicable.

“Revolving Credit Agreement”: the Third Amended and Restated Revolving Credit Agreement, dated as of November 27, 2002, among Guarantor, the Lenders named therein, Bank of America, N.A., as administrative agent, Guaranty Bank, as syndication agent, and Fleet National Bank and U.S. Bank, National Association, as co-documentation agents with Bank of America Securities LLC, as sole lead arranger and sole book manager.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC”: the Securities and Exchange Commission or any successor thereto.

“Servicer”: as defined in Section 12.14.

“Servicer Notice and Agreement”: as defined in Section 12.14.

“Servicing Standard”: with respect to any Servicer the servicing and administration of the Underlying Mortgage Loans, Underlying Mortgaged Properties or Mezzanine Loans, if applicable, for which it is responsible (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, the Servicer, generally services and administers similar mortgage loans, mezzanine loans, or properties with similar borrowers (i) for other third-parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders or mezzanine lenders, as applicable, servicing their own loans or properties or (ii) held in its own portfolio, whichever standard is higher, (b) with a view to the maximization of the recovery on the Underlying Mortgage Loan, Mezzanine Loan, or Underlying Mortgaged Property, with a view towards the maximization of recovery on the Underlying Mortgage Loan or Mezzanine Loan to the Mezzanine Note Holder certificateholders and the related Junior Interest holder (as a collective whole) or the holder of the Mezzanine Note, as applicable, and (c) without regard to (i) any relationship that the Servicer or any Affiliate thereof may have with the related mortgagor, any mortgage loan seller or any other party to the transaction or any of their Affiliates; (ii) the ownership of any Junior Interest or Mezzanine Loan or other interests by the Servicer or by any Affiliate thereof; (iii) the right of the Servicer to receive compensation or other fees for its services; (iv) the obligations of the Servicer to make advances; (v) the ownership, servicing or management by the Servicer or any Affiliate thereof for others of any other mortgage loans or mezzanine loans or mortgaged property; (vi) any obligation of the Servicer or any Affiliate of the Servicer to cure a breach of a representation and warranty with respect to an Underlying Mortgage Loan or Mezzanine Loan; and (vii) any debt the Servicer or any Affiliate of either has extended to any mortgagor, obligor, or any Affiliate of such mortgagor or obligor.

“Subordinated Debt”: Indebtedness of the Guarantor and its Subsidiaries that is contractually subordinated in right of payment and otherwise to the Indebtedness under this Agreement and the Related Documents, such subordination to be on terms acceptable to the Buyer.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and provided such corporation, partnership or other entity is consolidated with such Person for financial reporting purposes under GAAP.

“Termination Date”: November 26, 2007, as such date may be extended pursuant to Section 2.4.

“Transaction”: a transfer of Eligible Assets, made pursuant to a Confirmation and in accordance with the terms and conditions of this Agreement, from the Seller to the Buyer against payment by the Buyer of the Purchase Price, with a simultaneous agreement by the Buyer and the Seller that such securities shall be repurchased by the Seller from the Buyer on the Repurchase Date against payment by the Seller of the Repurchase Price.

“Transaction Period”: the period from and including the date hereof to, but not including, the Termination Date.

“Transferee”: as defined in Section 16.5.

“True Sale Opinion”: a “true sale/nonconsolidation” opinion of outside counsel to Buyer in form and substance satisfactory to Buyer.

“Type”: with respect to a Commercial Property or an Underlying Mortgaged Property, such property’s classification as one of the following: multifamily, retail, office, industrial, hotel or self storage.

“Underlying Mortgage Loan”: a mortgage loan secured by an Underlying Mortgaged Property.

“Underlying Mortgaged Property”: (a) in the case of a Junior Interest, the Commercial Property securing such Junior Interest (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Commercial Property securing the Mortgage Loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (b) of the definition thereof) and (b) in the case of a Mezzanine Loan, the Commercial Property that is held by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan.

“Underwriting Package”: any internal document prepared by the Seller for its evaluation of a Junior Interest or Mezzanine Loan, to include at a minimum the data required in the relevant Confirmation. In addition, with respect to any Mortgage Asset, the Underwriting Package shall include, to the extent applicable,: (i) a copy of the appraisal, (ii) the current rent roll, (iii) a minimum of two years of property level financial statements to the extent available, (iv) current financial statement of the obligor on the Underlying Mortgage Loan, and if applicable, the Mezzanine Loan, (v) the form of Junior Interest Note, participation agreement or Mezzanine Note, (vi) a copy of the intercreditor agreement with the first lienholder, or the intercreditor agreement between the Mezzanine Loan holder and the Underlying Mortgage Loan holder, as applicable, and/or the participation agreement (as applicable), (vii) any financial analysis, site inspection, market studies, and any other diligence conducted by the Seller and (viii) such further documents or information as the Buyer may reasonably request.

“Wachovia Assets”: any Mortgage Asset issued or extended by Wachovia Capital Investments, Inc. or an Affiliate of Wachovia Capital Investments, Inc.

1.2 Other Definitional Provisions.

(a) As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to any Repurchase Party not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2. INITIATION; CONFIRMATION; TERMINATION

2.1 Initiation. An agreement to enter into a Transaction may be made during the Transaction Period in writing at the initiation of the Seller. On the Purchase Date for the Transaction, provided that no Default or Event of Default has occurred and is then continuing, the Purchased Assets shall be transferred to the Buyer or its agent against the transfer of the Purchase Price to an account of the Seller on the books of the Buyer in its offices as set forth on Schedule 16.2, or by wire transfer of such funds to another account designated in writing by the Seller.

2.2 Confirmation.

(a) The Seller shall promptly deliver to the Buyer a written confirmation of each Transaction, substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable, attached hereto (a “Confirmation”), which Confirmation must be received by the Buyer prior to 11:00 a.m., New York City time, three (3) Business Days prior to the requested Purchase Date. The Confirmation shall specify any additional terms or conditions of the Transaction not inconsistent with this Agreement. In the event of any conflict between the terms of such Confirmation and this Agreement, the terms of this Agreement shall prevail.

(b) For each proposed Transaction, the Seller shall deliver the Underwriting Package to the Buyer not less than ten (10) Business Days prior to the date of the requested Purchase Date in the case of Non-Wachovia Assets and five (5) Business Days in the case of all other Eligible Assets, and the Buyer shall have the right to approve or disapprove each such Eligible Asset in its sole discretion. The Buyer agrees that it shall notify the Seller of its approval or disapproval of (i) each proposed Eligible Non-Wachovia Assets within ten (10) Business Days and all other Eligible Assets within five (5) Business Days from, in each case, its receipt of the complete Underwriting Package and any supplemental requests (requested orally or in writing) relating to such proposed Non-Wachovia Asset or other Eligible Asset. Unless the Buyer notifies the Seller of its approval of such Eligible Asset within the applicable aforesaid time period, the

Buyer shall be deemed not to have approved such proposed Eligible Asset. For purposes of this Section 2.2(b), any Underwriting Package received by the Buyer after 1:00 p.m., New York City time, shall be deemed to be received on the following Business Day.

2.3 Termination. In the case of individual Transactions terminable upon demand, such demand shall be made by the Buyer or the Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to the Seller or its agent of the Purchased Assets and any Income in respect thereof received by the Buyer (and not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5 hereof) against the transfer of the Repurchase Price to an account of the Buyer.

2.4 Extension of Termination Date. The Seller may, by written request delivered to the Buyer no earlier than the date that is six (6) months and one day after the date hereof, but not less than thirty (30) days prior to the Termination Date, request that the Termination Date be extended by one year. Upon receipt of any such request, and provided that (a) no Default or Event of Default shall have occurred and then be continuing, (b) the Extension Fee shall have been paid to the Buyer and (c) the Buyer shall have approved the extension in its sole discretion, the Buyer shall extend the Termination Date to November 26, 2008 (the “Extension Period”); provided, however, that during the Extension Period, no new Transactions shall be entered into, and the aggregate Repurchase Price for all Transactions then outstanding, together with all other amounts owing to the Buyer by the Seller pursuant to this Agreement or any Related Document, shall be payable in four equal installments, commencing on January         , 2009 and on each three (3) month anniversary thereafter, through and including the Termination date as hereby extended.

Section 3. AMOUNTS AND TERMS OF TRANSACTIONS

3.1 Maximum Purchase Price. The aggregate Purchase Price of all Transactions outstanding at any time shall not exceed the Maximum Purchase Price.

3.2 Minimum Purchase Amount. On the Purchase Date, the aggregate Purchase Price of the Purchased Assets transferred by the Seller to the Buyer in a Transaction shall not be less than the Minimum Purchase Amount.

3.3 Periodic Payments of Price Differential.

(a) Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets, Seller shall pay to Buyer the accreted value of the Price Differential of each Transaction through but not including the Payment Calculation Date (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Buyer shall deliver to Seller, via Electronic Transmission, notice of the required Periodic Advance Repurchase Payment on or prior to the second Business Day preceding each Payment Date.

(b) If the Seller repurchased Purchased Assets for which the Pricing Rate is a fixed rate on any day prior to the last day of the thirty (30) day period for which such rate is fixed or if the Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets, the Seller shall indemnify the Buyer and hold the Buyer harmless from any losses, costs and/or expenses which the Buyer may sustain or incur arising from the reemployment of funds obtained by the Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the thirty (30) day period. The Buyer shall deliver to the Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon the Seller absent manifest error. This Section 3.3(b) shall survive termination of this Agreement and repurchase of all Purchased Assets subject to Transactions hereunder.

Section 4. MARGIN MAINTENANCE

4.1 Margin Deficit. If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions in which a particular party hereto is acting as the Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then the Buyer may by notice to the Seller require the Seller in such Transactions, at the Seller’s option, to (i) transfer to the Buyer cash, additional Mortgage Assets reasonably acceptable to the Buyer (“Additional Purchased Assets”) or a letter of credit in form and substance satisfactory to the Buyer in its sole discretion, (ii) repurchase the Purchased Assets at the Repurchase Price, (iii) make a payment in reduction of the Repurchase Price or (iv) choose any combination of the foregoing, so that the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets or letter of credit, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which the Buyer is acting as the seller).

(b) To the extent any such Margin Deficit is the result of a reduction in the Market Value of any Mortgage Asset, the Seller may dispute the determination of such Market Value by the Buyer pursuant to the provisions of Section 4.4 of this Agreement; provided, that no such dispute shall relieve, waive or delay the Seller’s obligation to timely satisfy the Margin Deficit in accordance with Section 4.1 (a). The failure of the Seller to timely satisfy the Margin Deficit shall constitute an Event of Default and shall preclude the Seller from disputing the Margin Base determined by the Buyer. If (i) the Seller satisfies the Margin Deficit on a timely basis, (ii) the Seller timely satisfies the provisions set forth in Section 4.4 of this Agreement with respect to a dispute of the determination of the Market Value of any Mortgage Asset, and (iii) pursuant to the terms of such Section 4.4, a revised Market Value for such Mortgage Asset is determined which (if used in lieu of the Market Value used by Buyer in determining the Buyer’s Margin Amount) would have resulted in a reduction of the Margin Deficit paid by the Seller, then the Buyer shall promptly remit the difference to the Seller without any interest or other amounts due thereon.

4.2 Transfer of Cash or Additional Purchased Assets. If any notice is given by the Buyer pursuant to Section 4.1 on any Business Day, the Seller shall transfer cash, Additional Purchased Assets or letter of credit as provided in Section 4.1 no later than 5:00 p.m., New York City time, on the next succeeding Business Day after such notice is given.

4.3 Attribution of Transferred Cash or Additional Purchased Assets. Any cash, Additional Purchased Assets or letter of credit transferred pursuant to this Section 4 shall be attributed to such Transaction as the Buyer shall determine, in its sole discretion, exercised in good faith.

4.4 Market Value Dispute Procedure.

If the Seller has a good faith basis to dispute any determination of the Market Value by the Buyer, the Seller may notify the Buyer of such dispute within three (3) Business Days after any such determination thereof by the Buyer. The Seller may, at its sole cost and expense, (A) if the dispute involves the appraised value of an Underlying Mortgaged Property used by the Buyer in determining the Market Value of a Mortgage Asset, within thirty (30) days after such notice of dispute to the Buyer, deliver a new FIRREA Appraisal of such Underlying Mortgaged Property, in which case the appraised value set forth in such new FIRREA Appraisal shall be used in lieu of the disputed appraised value in the determining the Market Value of such Mortgage Asset, and (B) if the dispute involves the price at which a Mortgage Asset could readily be sold used by the Buyer in determining the Market Value of such Mortgage Asset, within three (3) Business Days after such notice of dispute to Buyer, deliver up to three (3) written Alternative Market Price Quotes, in which case the average of such alternative market price quotes on the one hand and the market price used by the Buyer on the other shall be used in lieu of the disputed market price in the determination of the Market Value of such Mortgage Asset. Notwithstanding anything to the contrary herein, in the event that the Seller fails to timely deliver to the Buyer any notice of dispute within such three (3) Business Day period or fails to deliver such appraisal or such Alternative Market Price Quotes, as the case may be, within the specified period, the Buyer’s determination of the Market Value shall be final and conclusive.

Section 5. INCOME PAYMENTS; REQUIREMENTS OF LAW

5.1 Income Payments. The Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Mortgage Assets that is not otherwise received by the Seller, to the full extent it would be so entitled if the Mortgage Assets had not been sold to the Buyer. The Seller hereby agrees to instruct each applicable trustee and Servicer to transfer all Income with respect to the Purchased Assets directly to the Buyer for deposit into the Control Account. Each calendar month, upon receipt by the Buyer of the accrued and unpaid Price Differential pursuant to Section 3.3(a) hereof and provided that no Margin Deficit, Default or Event of Default has occurred and is continuing, the Buyer shall transfer all collected and available balances in the Control Account to the account of the Seller, Account Number 2000014827196, Wachovia Bank, N.A. by the end of the Business Day during such calendar month on which such request is made by notice of such request to the Buyer; provided such request is received prior to 2:00 p.m., Charlotte, North Carolina time, on a Business Day, or if such request is received after such time on a Business Day, not later than 11:00 a.m., Charlotte, North Carolina time, on the next following Business Day. Following the occurrence and during the continuation of any Event of Default, all Income in respect of any Purchased Assets shall be paid to and retained by the Buyer to the extent of and applied immediately to the payment of the Repurchase Price and no amounts shall be transferred to the Seller as aforesaid until all amounts owing by the Seller hereunder have been paid in full or any such Event of Default has been cured or waived.

5.2 Requirements of Law. (a) If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b) If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c) Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have been received had such tax not been imposed.

(d) If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 5.2 submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

Section 6. SECURITY INTEREST

(a) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as (the “Purchased Items”): all Mortgage Assets, all mortgage asset files, including without limitation all promissory notes, all servicing records relating to the Mortgage Assets, all servicing agreements relating to the Mortgage Assets and any other collateral pledged or otherwise relating to such Mortgage Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Asset, all servicing fees to which such Seller is entitled and servicing and other rights relating to the Mortgage Assets, all servicer accounts established pursuant to any servicing agreement and all amounts on deposit therein, from time to time, the Control Account and all monies from time to time on deposit in the Control Accounts, all Interest Rate Protection Agreements, if any, all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b) Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer hereunder and the Transactions entered into hereunder (“Repurchase Obligations”) and the Seller-Related Obligations, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and the Purchased Assets to Buyer to secure the Repurchase Obligations and the Seller-Related Obligations, including without limitation the repayment of all amounts owing to Buyer hereunder. The assignment, pledge and grant of security interest contained herein shall be, and Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All Purchased Items shall secure the payment of all obligations of Seller now or hereafter existing under this Agreement, including, without limitation, Seller’s obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.

(c) Unless an Event of Default shall have occurred and be continuing and the, the Seller shall be permitted to make all servicing and other decisions with respect to the Purchased Assets; provided, however, that no action shall be taken which would impair the

Purchased Items or which would be inconsistent with or result in any violation of any provision of this Agreement or any related documents.

Section 7. PAYMENT AND TRANSFER

(a) Unless otherwise mutually agreed, all transfers of funds hereunder shall be in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim to Buyer at the following account maintained by Buyer: Account No. 4659360000127, for the account of the Buyer, ABA No. 053000219, Attn: Securitizations Group, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price not later than 6:00 p.m., New York City time, simultaneously with the delivery to Buyer or its designee of the Purchased Assets relating to each Transaction. Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer or its designee (i) the Mortgage Asset File Checklist and (ii) the documents identified on Schedule 5 attached to this Agreement (the “Mortgage Asset File”).

(d) Any Mortgage Asset Files not delivered to Buyer or its designee are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Mortgage Asset File and the originals of the Mortgage Asset File not delivered to Buyer or its designee. The possession of the Mortgage Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. Each Mortgage Asset File retained or held by Seller or its designee shall be segregated on Seller’s books and records from the other assets of Seller or its designee and the books and records of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee shall release its custody of the Mortgage Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller.

Section 8. SEGREGATION

8.1 Segregation of Purchased Assets. To the extent required by applicable law, all Purchased Assets in the possession of the Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of the Seller’s interest in the

Purchased Assets shall pass to the Buyer on the Purchase Date and, subject to the conditions set forth in Section 16.5 unless otherwise agreed by the Buyer and the Seller, nothing in this Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging or hypothecating the Purchased Assets, but no such transaction shall relieve the Buyer (or any applicable Transferee) of its obligations to transfer Purchased Assets to the Seller pursuant to Sections 3, 4 or 14 hereof, or of the Buyer’s (or any applicable Transferee’s) obligation to credit or pay Income to, or apply Income to the obligations of, the Seller pursuant to Section 5 hereof.

8.2 Required Disclosure for Certain Transactions. The Buyer has granted the right, pursuant to, among other things, Section 9 hereof, to substitute other Eligible Assets for those subject to this Agreement, which means that the Buyer’s securities will likely be commingled with the Seller’s own securities during the trading day. The Buyer is advised that, during any trading day that the Buyer’s securities are commingled with the Seller’s securities, they may be subject to liens granted by the Seller to third parties and may be used by the Seller for deliveries on other securities transactions. Whenever the securities are commingled, the Seller’s ability to resegregate substitute securities for the Buyer will be subject to the Seller’s ability to satisfy any lien or to obtain substitute securities.

Section 9. SUBSTITUTION

The Seller may, subject to agreement with and acceptance by the Buyer, substitute other Mortgage Assets for any Purchased Assets. Such substitution shall be made by transfer to the Buyer of such other Mortgage Assets and transfer to the Seller of such Purchased Assets. After substitution, the substituted Mortgage Assets shall be deemed to be Purchased Assets.

Section 10. REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of each Party. Each of the Buyer and the Seller represents and warrants to the other that:

(a) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(b) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal);

(c) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);

(d) it has obtained all authorizations of any governmental body required in connection with this Agreement, if any, and the Transactions hereunder and such authorizations are in full force and effect;

(e) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected;

(f) it is acting for its own account, and it has made its own independent decisions to enter into each Transaction and as to whether each Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment adviser or as a recommendation to enter into any Transaction; it being understood that information and explanations related to the terms and conditions of any Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction;

(g) it is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts, the terms, conditions and risks of each Transaction. It is also capable of assuming, and assumes, the risks of each Transaction; and

(h) the other party is not acting as a fiduciary for or an adviser to it in respect of any Transaction.

10.2 Additional Representations and Warranties of the Repurchase Parties. In addition to the representations and warranties set forth in Section 10.1, each Repurchase Party additionally represents and warrants to the Buyer on the date hereof and on the date of each transaction that:

(a) Eligible Assets. Each Purchased Asset is an Eligible Asset.

(b) Valid Title; No Encumbrances. Upon transfer of the Purchased Assets to the Buyer, the Buyer shall (i) be the owner, and entitlement holder with respect thereto, of such Purchased Assets free and clear of all pledges, Liens, security interests, encumbrances, charges and other adverse claims, other than any adverse claims or proceedings caused by the actions or inactions of the Buyer or its Affiliates in connection with the related Securitization Transaction, and (ii) obtain a valid, perfected first priority security interest in such Purchased Assets free and clear of all pledges, Liens, security interests, encumbrances, charges and other adverse claims, subject only to Liens caused by the actions or inactions of the Buyer or its Affiliates in connection with any related securitization transaction in the event that any Transaction is construed as a financing and not a sale.

(c) Corporate Existence; Compliance with Law. It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is in compliance in all material respects with all Requirements of Law, and (iv) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Corporate Power; Consent; Enforceable Obligations, (i) It has the corporate power and authority and the legal right to make, deliver and perform this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(ii) no consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for consents, authorizations and filings which have been obtained or made, as the case may be, and are in full force and effect; and

(iii) this Agreement has been duly executed and delivered by each of the Repurchase Parties and constitutes the legal, valid and binding obligation of each of the Repurchase Parties, enforceable against the Repurchase Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e) No Legal Bar. The execution, delivery and performance by the Repurchase Parties of this Agreement will not violate any Requirement of Law or any Contractual Obligation of any Repurchase Party and will not result in, or require, the creation or imposition of any Lien on any of its or their properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Liens created hereby in favor of the Buyer).

(f) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of each Repurchase Party, threatened by or against any Repurchase Party or against any of its properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.

(g) No Default. No Repurchase Party is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing.

(h) No Burdensome Restrictions. No Contractual Obligation of any Repurchase Party and no Requirement of Law applicable to any Repurchase Party could reasonably be expected to have a Material Adverse Effect.

(i) Taxes. Each Repurchase Party has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings, with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Repurchase Party, and which, if such contest were adversely determined, could not reasonably be expected to have a Material Adverse Effect); and no tax liens have been filed and, to the best knowledge of each Repurchase Party, no claims are being asserted with respect to any such taxes, fees or other charges.

(j) Federal Regulations. No part of the proceeds of any Transaction hereunder will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

(k) Solvency. Each Repurchase Party is solvent as of the date hereof; and neither will be rendered insolvent by the transactions contemplated by this Agreement and the Guarantee, nor be left with an unreasonably small amount of capital with which to engage in its business; neither Repurchase Party intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature; neither Repurchase Party contemplates the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any Repurchase Party or any of its assets.

(l) Locations of Repurchase Parties. The principal place of business, chief executive office and jurisdiction of incorporation of each Repurchase Party and the location of books and records regarding the Purchased Assets is set forth in Schedule 10.2(1).

(m) Purchased Assets. (i) There are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Purchased Assets created by, through, or as a result of the Seller’s actions or inactions of any Repurchase Party in connection with the related Securitization Transaction; (ii) there are no agreements on the part of any Repurchase Party to issue, sell or distribute the Purchased Assets, other than this Agreement, and (iii) the Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Assets;

(n) Investment Company Act; Public Utility Holding Company Act. The Seller is not or will it become as a result of the transactions contemplated hereby or by any Securitization Transaction, (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(o) No Change. Since June 30, 2003 there has been no development or event, nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

(p) ERISA. (i) None of the Repurchase Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code, and (ii) the execution of this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall not give rise to any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(q) Insurance. The Seller has, with respect to its properties and business, insurance meeting the requirements of Section 12.5.

(r) Subsidiaries. The Seller is an indirect subsidiary of LNR Property Corporation and Schedule 10.2(r) sets forth the name of each direct or indirect Subsidiary of the Seller, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

(s) Accuracy and Completeness of Information.

(i) Neither this Agreement nor any financial statements, reports, certificates or other information furnished by any Repurchase Party or any of their officers to the Buyer in connection with this Agreement or any other financing between any Repurchase Party and the Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; there is no fact known to the executive officers of any Repurchase Party which has resulted in, or is likely to result in, a Material Adverse Effect which has not been set forth in this Agreement or otherwise disclosed to the Buyer; and

(ii) all projections with respect to the Repurchase Parties furnished by or on behalf of a Repurchase Party to the Buyer were prepared and presented in good faith by or on behalf of such Repurchase Party. No fact is known to a Repurchase Party which materially and adversely affects or in the future is reasonably likely (so far as such Repurchase Party can reasonably foresee) to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 10.3 or in such information, reports, papers and data or otherwise disclosed in writing to the Buyer prior to the Closing Date.

(t) Labor Relations. No Repurchase Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice compliant pending or, to the best knowledge of each Repurchase Party and each of the Subsidiaries, threatened against a Repurchase Party before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (ii) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of each Repurchase Party, threatened against a Repurchase Party; and (iii) no union representation question existing with respect to the employees of a Repurchase Party and no union organizing activities are taking place with respect to any thereof.

(u) Separateness. As of the date hereof, the Seller (a) owns no assets, and does not engage in any business, other than the assets and transactions specifically contemplated by this Repurchase Agreement; (b) has not incurred any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (c) has not made any loans or advances to any third party other than loans to Guarantor, and has not acquired obligations or securities of its Affiliates; (d) has paid its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) complies with the provisions of its organizational documents; (f) does all things necessary to observe organizational formalities and to preserve its existence, and has not amended, modified or otherwise changed its organizational documents, or suffered same to be amended, modified or otherwise changed; (g) maintains all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (h) is, and at all times holds itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), corrects any known misunderstanding regarding its status as a separate entity, conducts business in its own name, does not identify itself or any of its Affiliates as a division or part of the other; (i) maintains adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) does not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) does not commingle its funds or other assets with those of any Affiliate or any other Person; (1) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other person; (m) does not hold itself out to be responsible for the debts or obligations of any other Person; (n) has not (i) filed or consented to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the Seller; instituted any proceedings under any applicable insolvency law or otherwise sought any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the Seller; (ii) sought or consented to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Seller or a substantial portion of its properties; or (iii) made any assignment for the benefit of the Seller’s creditors; and (o) has at least one (1) Independent Director for purposes of voting on the matters described in Section 13.9(n) only.

(v) Asset Level Representations. With respect to each Purchased Asset, each of the representations and warranties on Schedule 1 is true and correct.

(w) Compliance with Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(x) Environmental Matters.

(i) No properties owned or leased by the Seller and, to the knowledge of the Seller, no properties formerly owned or leased by the Seller, its predecessors, or any former subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(ii) The Seller is in compliance, and has in the last five years been in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably could be expected to interfere with the continued operations of the Seller;

(iii) The Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does the Seller have knowledge that any such notice will be received or is being threatened;

(iv) Materials of Environmental Concern have not been transported or disposed by the Seller in violation of, or in a manner or to a location which reasonably could be expected to give rise to liability under, any applicable Environmental Law, nor has any of them generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably could be expected to give rise to liability under, any applicable Environmental Law;

(v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which the Seller is a party;

(vi) there has been no release or, to the best knowledge of the Seller, threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably could be expected to give rise to liability under any Environmental Law for which the Seller may become liable; and

(vii) to the best knowledge of the Seller, each of the representations and warranties set forth in the preceding clauses (i) through (vi) is true and correct with respect to each parcel of real property owned or operated by the Seller.

On the Purchase Date for any Transaction the Buyer and each Repurchase Party shall each be deemed to repeat all of the foregoing representations made by it.

10.3 Financial Condition.

(a) The audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the fiscal year end November 30, 2002 and the related audited consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte and Touche, LLP, copies of which have heretofore been furnished to the Buyer are complete and correct and present fairly the consolidated financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Except as set forth on Schedule 10.3(a) attached hereto, neither the Guarantor nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto. During the period from August 31, 2003 to and including the date hereof there has been no sale, transfer or other disposition by the Guarantor or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries on the date hereof.

(b) The operating forecast and cash flow projections of the Guarantor and its consolidated Subsidiaries, copies of which have heretofore been furnished to the Buyer, have been prepared in good faith under the direction of a Responsible Officer of the Seller, and in accordance with GAAP. The Seller has no reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are materially incorrect or misleading in any material respect, or omit to state any material fact which would render them misleading in any material respect.

Section 11. CONDITIONS PRECEDENT

11.1 Conditions Precedent to Initial Transaction. The Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Buyer shall have received from the Seller any fees and expenses payable hereunder and pursuant to the Fee Letter, and all of the following documents, each of which shall be satisfactory in form and substance to the Buyer and its counsel:

(a) the Buyer shall have received this Agreement, executed and delivered by a duly authorized officer of each of the parties hereto;

(b) the Buyer shall have received the Pledge Agreement, executed and delivered by a duly authorized officer of the Seller;

(c) the Buyer shall have received the Guarantee, executed and delivered by a duly authorized officer of the Guarantor;

(d) the Buyer shall have received the Promissory Note, executed and delivered by a duly authorized officer of the Guarantor;

(e) the Buyer shall have received the Account Agreement, executed and delivered by a duly authorized officer of the Seller;

(f) the Buyer shall have received the Fee Letter, executed and delivered by a duly authorized officer of the Seller and the Guarantor;

(g) the Buyer shall have received any and all consents and waivers applicable to the Seller or to the Mortgage Assets;

(h) the Buyer shall have received financing statements of the Seller (Form UCC-1 or Form UCC-3, as appropriate), naming the Seller, as “debtor,” the Buyer, as “secured party,” and describing the Purchased Assets as the “collateral” to be filed in all jurisdictions designated by the Buyer;

(i) the Buyer shall have received evidence satisfactory to the Buyer that the Seller has delivered an irrevocable instruction to each trustee and Servicer, as applicable, to pay Income with respect to the Purchased Securities directly to the Control Account, which instruction may not be modified without the prior consent of the Buyer;

(j) the Buyer shall have received opinions of counsel of the Seller and the Guarantor (including, without limitation, an opinion with respect to the perfection of the Buyer’s security interest and an opinion that the execution, delivery and performance by each of the Seller and the Guarantor of this Agreement and by Guarantor of the Guarantee will not result in a breach or violation of any term or provision of, or constitute a default under any material indenture or other agreement or instrument to which it is a party or by which it is bound), in form and substance satisfactory to the Buyer;

(k) the Buyer shall have received certified copies of the charter and by-laws (or equivalent documents) of the Seller (which shall be reasonably acceptable to the Buyer) and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of this Agreement and the Related Documents (and the Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller to the contrary);

(l) the Seller shall have reimbursed the Buyer for all reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of this Agreement, the other Repurchase Documents and any other documents prepared in connection herewith or therewith; and

(m) the Buyer shall have received such other documents as the Buyer or counsel to the Buyer may reasonably request, each in form and substance satisfactory to the Buyer.

11.2 Conditions Precedent to all Transactions. The Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(a) the Buyer shall have received a Confirmation via Electronic Transmission, substantially in the form of Exhibit B-l or Exhibit B-2 attached hereto, with respect to each Mortgage Asset to be purchased on the related Purchased Date, and the Buyer shall have approved the purchase of the Mortgage Asset to be included in such Transaction in its sole and absolute discretion and shall have obtained all necessary internal credit approvals for such Transaction;

(b) no Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(c) after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Maximum Amount;

(d) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 10, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(e) the Buyer shall have received the complete Mortgage File with respect to each Purchased Asset;

(f) the Buyer shall have completed its due diligence review of the Mortgage File and the Underwriting Package for each Purchased Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion;

(g) the Buyer shall have received the Special Servicing Agreement(s), each certified as a true, correct and complete copy of the original together with a fully executed Servicer Notice and Agreement consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;

(h) the Buyer shall have received the fees to be received on the Closing Date referred to in the Fee Letter;

(i) none of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for a period of at least 2 consecutive Business Days respecting loans or mortgage-backed or asset-backed securities such that the Buyer is unable to finance or fund purchases under this Agreement through the “repo market” or the Buyer’s customers; or

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Mortgage Assets or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Mortgage Assets at prices which would have been reasonable prior to such event or events; or

(iii) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement;

(j) the Buyer shall have received from Seller a Warehouse Lender’s Release Letter substantially in the form of Exhibit G-1 hereto (or such other form acceptable to Buyer), if applicable, or a Seller’s Release Letter substantially in the form of Exhibit G-2 hereto (or such other form acceptable to Buyer) covering each Eligible Asset to be sold to Buyer;

(k) prior to the purchase of any Mortgage Asset acquired (by purchase or otherwise) by Seller from any Affiliate of Seller, Buyer shall have received a True Sale Opinion;

(l) the Buyer shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(m) the Repurchase Date for such Transaction is not later than the Termination Date; and

(n) each Confirmation delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 11.2 have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

Section 12. AFFIRMATIVE COVENANTS

While there is an outstanding Transaction, each of the Repurchase Parties hereby agrees that it shall:

12.1 Financial Statements. Furnish to the Buyer:

(a) as soon as available, but in any event (i) within 120 days after the end of the fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte and Touche, LLP or other independent certified public accountants of nationally recognized standing and (ii) within 120 days after the end of the fiscal year of the Seller, a copy of the unaudited consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects;

(b) as soon as available, but in any event not later than sixty (60) days after the end of each of the first three (3) quarterly periods of each fiscal year of the Guarantor, (i) the unaudited consolidated balance sheet of each Repurchase Party and their respective consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and (ii) consolidated statements of cash flows of the Guarantor for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of each applicable Repurchase Party as being fairly stated in all material respects (subject to normal year end audit adjustments);

(c) with respect to each Mortgage Asset, as soon as available and to the extent provided to the Seller by the obligor under the Mortgage Asset, but in any event not later than sixty (60) days after the end of each fiscal quarter of the Seller, the operating statement and rent roll for each Underlying Mortgaged Property securing such Mortgage Asset;

(d) with respect to each Mortgage Asset, if provided to the Seller by the obligor under the Mezzanine Loan or the obligor under any Underlying Mortgage Loan, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such obligor;

(e) with respect to each Mortgage Asset, as soon as available but in any event not later than thirty (30) days after receipt thereof, (i) the related monthly securitization report, if any, and (ii) within thirty (30) days after the end of each month, a copy of the standard monthly exception report, substantially in the form of Exhibit F attached hereto, prepared by the Seller in the ordinary course of its business in respect of the related Underlying Mortgage Loan or Underlying Mortgaged Property.

(f) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, that any financial statements delivered by the Seller with respect to the obligor under any Underlying Mortgage Loan shall be delivered to the Buyer in the form received by the Seller.

12.2 Certificates; Other Information. Furnish to the Buyer:

(a) concurrently with the delivery of the financial statements referred to in Sections 12.1(a)(i) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 12.1(a) and (b) above and with the delivery of each Confirmation, a certificate of a Responsible Officer, substantially in the form of Exhibit D attached hereto (i) stating that, to the best of such Officer’s knowledge, each Repurchase Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the Related Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail the calculations supporting such Officer’s certification of each Repurchase Party’s compliance with the requirements of Section 13.1 and the Guarantor’s compliance with the requirements of the Guarantee;

(c) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Guarantor, a copy of the projections of the Guarantor of the operating budget and cash flow budget of the Guarantor and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

(d) no later than the fifteenth (15th) day of each month, with respect to each Purchased Asset, a Summary of Purchased Asset Key Data, substantially in the form of Exhibit C, properly completed;

(e) promptly upon receipt thereof, copies of all reports submitted to any Repurchase Party or any Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of the books and record of such Repurchase Party or such Subsidiary made by such accountants, including, without limitation, any management letter commenting on such Repurchase Party’s internal controls submitted by such accountants to management in connection with their annual audit;

(f) within fifteen (15) days after the same are sent, copies of all financial statements and reports which a Repurchase Party sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which a Repurchase Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(g) no later than sixty (60) days after the end of each fiscal quarter of the Seller, an updated list of all Subsidiaries of the Seller as of such time;

(h) promptly, such additional financial and other information as the Buyer may from time to time reasonably request.

12.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Repurchase Party or its Subsidiaries, as the case may be.

12.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 13.4; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

12.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Buyer, upon written request, full information as to the insurance carried.

12.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Buyer to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time one time per calendar year at the expense of the Seller and the cost thereof to Seller shall not exceed $10,000, and otherwise as often as may reasonably be desired at the sole expense of the Buyer and to discuss the business, operations, properties and financial and other condition of any Repurchase Party and its Subsidiaries with officers and employees of any such Repurchase Party and its Subsidiaries and with its independent certified public accountants.

12.7 Notices. Promptly give notice to the Buyer of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Repurchase Party or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between any Repurchase Party or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Seller or any of its Subsidiaries (i) in which the amount involved is $250,000 or more and not covered by insurance or bonded or (ii) in which injunctive or similar relief is sought and where, if adversely determined, such litigation or proceeding could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Seller knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Seller or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) the resignation or termination of any Acceptable Special Servicer under any Special Servicing Agreement with respect to any Purchased Asset;

(f) the conveyance, sale, lease, assignment, transfer or other disposition (any such transaction, or related series of transactions, a “Sale”) of any property, business or assets (“Property”) of the Seller whether now owned or hereafter acquired, with the exception of any Sale of Property by the Seller which is not material to the conduct of its business and is effected in the ordinary course of business;

(g) the establishment of a rating assigned to the long-term unsecured debt issued by the Guarantor by Moody’s or S&P (or other rating agency acceptable to the Buyer), and of any downgrade in such rating once established;

(h) any loss or expected loss in respect of any Purchased Asset, or any other event or change in circumstances or expected event or change in circumstances that could be reasonably be expected to result in a material decline in value or cash flow of any Purchased Asset; and

(i) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(j) any amendment, waiver, supplement or other modification to Article VII of the Revolving Credit Agreement or related definitions; and

(k) any change in the outstanding principal amount of the Promissory Note.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Seller proposes to take with respect thereto.

12.8 ERISA. The Seller shall, and shall cause each of its Subsidiaries to, comply in all material respects with all requirements of ERISA applicable with respect to each Plan.

12.9 Information Relating to Purchased Assets. The Seller shall promptly deliver or cause to be delivered to the Buyer (i) any report or notice received by the Seller from any obligor under the Purchased Assets promptly following receipt thereof and (ii) any other such document or information relating to the Purchased Assets as the Buyer may reasonably request in writing from time to time.

12.10 Distributions in Respect of Purchased Assets. If the Seller shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, the Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, together with duly executed instruments of transfer or assignment in blank and such other documentation as the Buyer shall reasonably request. If any sums of money or property are paid or distributed in respect of the Purchased Assets and received by the Seller, the Seller shall promptly pay or deliver such money or property to the Buyer and, until such money or property is so paid or delivered to the Buyer, hold such money or property in trust for the Buyer, segregated from other funds of the Seller.

12.11 Further Assurances. At any time and from time to time, upon the written request of the Buyer, and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as the

Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement, the Offering Documents and of the rights and powers therein granted, including, without limitation, any offering documents, private placement memoranda or prospectuses relating to the Purchased Assets in order to facilitate the sale thereof.

12.12 Intentionally Omitted.

12.13 Security Interest; Concerning Purchased Assets.

(a) The Seller shall do all things necessary to preserve the Purchased Assets so that they remain subject to a first-priority perfected security interest hereunder in the event any such Transactions are deemed to be loans, and the Seller shall be deemed to have pledged to the Buyer as security for the performance by the Seller of its obligations under each such Transaction, and shall be deemed to have granted to the Buyer a security interest in, all of the Purchased Assets with respect to all Transactions hereunder and all Income thereon and other proceeds thereof pursuant to Section 6 hereof.

(b) The Seller will comply with all rules, regulations and other laws of any Governmental Authority and shall cause the Purchased Assets to comply with all applicable rules, regulations and other laws. The Seller shall not allow any default for which the Seller is responsible to occur under any Underlying Mortgage Loan documents or Offering Documents and the Seller shall fully perform or cause to be performed when due all of its obligations under any Underlying Mortgage Loan documents or Offering Documents.

12.14 Servicing of Underlying Mortgage Loans. The Seller shall cause one or more Acceptable Special Servicers (each, a “Servicer”) to service, or cause to be serviced, all Underlying Mortgage Loans in respect of which a Junior Interest was created, and, as applicable, Properties underlying the Eligible Assets in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Underlying Mortgage Loan documents and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. The Seller shall notify the Servicer(s) of the Buyer’s interest hereunder and the Seller shall notify the Buyer of the name and address of all Servicers. The Buyer shall have the right to approve each Servicer and the form and substance of all servicing agreements or servicing side letter agreements. The Seller shall cause the Servicer(s) to hold or cause to be held all escrow funds collected with respect to such Underlying Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. The Seller shall provide to the Buyer a letter from each Servicer substantially in the form of Exhibit E hereto (a “Servicer Notice and Agreement”) to the effect that upon the occurrence of an Event of Default, the Lender may terminate any Special Servicing Agreement and in any event transfer servicing to the Buyer’s designee, at no cost or expense to the Buyer, it being agreed that the Seller will pay any and all fees required to terminate a Special Servicing Agreement and to effectuate the transfer of servicing to the designee of the Buyer. Upon the Buyer’s request, the Seller shall provide promptly to the Buyer a letter addressed to and agreed by each Servicer, in form and substance satisfactory to the Buyer, advising such Servicer of such matters as the Buyer may reasonably request. If the Seller should discover that, for any reason, the Seller or any entity responsible to the Seller by contract for managing or servicing any such Underlying Mortgage Loan or Mezzanine Loan has failed to perform fully Seller’s obligations under this Agreement or the

Related Documents or any of the obligations of such entities with respect to the Commercial Properties, the Underlying Mortgage Loans or the Mortgage Assets, the Seller shall promptly notify the Buyer.

12.15 Guarantor Covenants. The Guarantor shall at all times comply with the covenants set forth in Sections 7.2 through Section 7.7, Section 9.3, Section 9.6 and Section 9.8 of the Revolving Credit Agreement, as the same shall be amended, waived, supplemented or otherwise modified from time to time; provided, that for purposes of calculating compliance with financial covenants pursuant to this Agreement, the Buyer shall not give effect to any amendment, waiver or other modification to Article VII of the Revolving Credit Agreement or related definitions executed for the purpose or with the effect of avoiding or waiving a Default or Event of Default (other than with respect to a Default resulting from changes in legal requirements by any Governmental Authority and/or to GAAP).

Section 13. NEGATIVE COVENANTS

Each Repurchase Party, as applicable, hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to the Buyer hereunder or under any Related Document, it shall not, and, to the extent applicable, shall not permit any of its Subsidiaries to, directly or indirectly:

13.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of the Seller, except:

(a) Indebtedness of the Seller under this Agreement;

(b) Indebtedness of the Seller to any Subsidiary and of any Subsidiary to the Seller or any other Subsidiary;

(c) Indebtedness of the Seller outstanding on the date hereof and listed on Schedule 13.1;

(d) additional Indebtedness of the Seller not exceeding $3,500,000 in aggregate principal amount at any one time outstanding.

13.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the Seller’s property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Seller or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(c) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Seller or any Subsidiary;

(d) Liens in existence on the date hereof securing Indebtedness permitted by Section 13.1(c); provided, that no such Lien is spread to cover any additional property after the date of this Agreement and that the amount of Indebtedness secured thereby is not increased;

(e) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Seller and all of its Subsidiaries) $3,000,000 in aggregate amount at any time outstanding; and

(f) Liens created pursuant to this Agreement or any Related Document.

13.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation of the Seller.

13.4 Limitation on Fundamental Changes. With respect to the Seller, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a) any Subsidiary of the Seller may be merged or consolidated with or into the Seller (provided that the Seller shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Seller (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation); and

(b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Seller or any other wholly owned Subsidiary of the Seller.

13.5 Limitation on Transactions with Affiliates. With respect to the Seller, enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Seller’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to the Seller or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, however, that loans made to the Guarantor as permitted under this Agreement shall be deemed to be on commercially reasonable terms to the extent made at a prevailing rate of interest.

13.6 Limitation on Changes in Fiscal Year. Permit the fiscal year to end on a day other than November 30.

13.7 Unrelated Activities. With respect to the Seller, engage in any activity other than activities specifically permitted by this Section 13, including, but not limited to,

investment in real estate related assets, and the purchasing, financing and holding of commercial mortgage-backed securities and activities incident thereto.

13.8 Governing Documents. With respect to the Seller, amend its certificate of incorporation (except to increase the number of authorized shares of common stock), partnership agreement or other Governing Documents, without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed.

13.9 Separateness. With respect to the Seller, (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) pursuant hereto and under the agreements and documents evidencing, securing or in any other way related to the Purchased Assets, (ii) customary representations, warranties, indemnities and other agreements in connection with the origination, acquisition, servicing, collection, enforcement, financing, participation, securitization, sale or other disposition of the Purchased Assets, and (iii) obligations under zoning and other governmental regulations, rules, prohibitions and ordinances and proposed restrictions, covenants, conditions, limitations, easements, rights-of-way and other matters existing of public record or proposed to be recorded or filed in the future governing or affecting mortgaged real property or that may otherwise require the consent of or joinder by a mortgagee; (c) not make any loans or advances to any third party other than loans to the Guarantor, and shall not acquire obligations or securities of its Affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change Sections 3, 7 or 9 of its certificate of incorporation or any other provision of its organizational documents in a manner that conflicts with the provisions of said Sections 3, 7 or 9 of its certificate of incorporation, and shall inform Buyer of any other amendment to its organizational documents; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under United States generally accepted accounting principles consistently applied as in effect from time to time or as a matter of law) and file its own tax returns (except to the extent consolidation is required or permitted under applicable law); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division of the other; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) shall not, without the vote of its Independent Director, (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the Seller; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the Seller; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of the Seller’s creditors; and (o) shall have at least one (1) Independent Director for purposes of voting on the matters described in Section 13.9(n) only.

13.10 ERISA. None of the Repurchase Parties shall become an entity deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code.

Section 14. EVENTS OF DEFAULT; REMEDIES

14.1 Events of Default. Each of the following shall constitute an event of default (an “Event of Default”):

(a) the Seller fails to transfer Purchased Assets upon the applicable Purchase Date;

(b) the Seller fails to repurchase Purchased Assets upon the applicable Repurchase Date;

(c) the Seller fails to comply with Section 4 hereof;

(d) an Act of Insolvency occurs with respect to the Seller or the Guarantor;

(e) any representation made by any Repurchase Party shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(f) the Seller shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder;

(g) to the extent any that any Transaction is deemed a sale and not a financing, this Agreement shall for any reason not cause, or shall cease to cause, the Buyer to be the owner free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim of any of the Purchased Assets, or in the event that any Transaction is deemed a financing and not a sale, this Agreement shall for any reason not create, or shall cease to create, a valid, perfected first priority security interest in favor of the Buyer in any of the Purchased Assets and cause the Buyer to be the entitlement holder with respect thereto;

(h) the Seller shall fail to perform or comply with, admit its inability to perform or state its intention not to perform or comply with its obligations and covenants under this Agreement or any Related Document;

(i) the Guarantor shall fail to perform or comply with, admit its inability to perform or state its intention not to perform or comply with its obligations and covenants under the Guarantee or any Related Document;

(j) the Seller or the Guarantor shall (i) default in any payment of principal of or interest of any Indebtedness or in the payment of any Guarantee Obligation, in each case involving payment in respect of Indebtedness of the Seller of $3,000,000 or more (“Seller Indebtedness” or “Seller Guarantee Obligation”) as applicable, or Indebtedness of the Guarantor of $5,000,000 or more (“Guarantor Indebtedness” or “Guarantor Guarantee Obligation”), as applicable, in each case beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Seller Indebtedness or Guarantor Indebtedness or Seller Guarantee Obligation or Guarantor Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Seller Indebtedness or Guarantor Indebtedness, beyond the period of grace (not to exceed 30 days), or Seller Guarantee Obligation or Guarantor Guarantee Obligation beyond the period of grace (not to exceed 30 days), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Seller Indebtedness or Guarantor Indebtedness or beneficiary or beneficiaries of such Seller Guarantee Obligation or Guarantor Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Seller Indebtedness or Guarantor Indebtedness to become due prior to its stated maturity or such Seller Guarantee Obligation or Guarantor Guarantee Obligation to become payable;

(k) the occurrence of any “Event of Default”, however defined, under any Indebtedness, credit agreement or repurchase agreement between the Seller or the Guarantor, on the one hand, and the Buyer or any of its Affiliates, on the other hand;

(l) one or more judgments or decrees shall be entered against the Seller or the Guarantor involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(m) (i) the Seller ceases to be an indirect wholly-owned subsidiary of LNR Property Corporation, or (ii) LNR Property Corporation ceases to be the holder, directly or indirectly, of all issued and outstanding shares of the common stock of the Seller; or

(n) any event or circumstance shall occur which has had or could reasonably be expected to have a Material Adverse Effect.

14.2 Remedies. (a) In making a determination as to whether an Event of Default has occurred, either party shall be entitled to rely on reports published or broadcast by media sources believed by either party to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that either party reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information.

(b) Upon the occurrence of any Event of Default, the nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency) declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(c) In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in paragraph (b) of this Section 14.2, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with paragraph (b) of this Section 14.2, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Assets subject to such Transactions then in the defaulting party’s possession or control.

(d) In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Assets subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Assets to the nondefaulting party.

(e) If the nondefaulting party exercises or is deemed to have exercised the option referred to in paragraph (b) of this Section 14.2, the nondefaulting party, without prior notice to the defaulting party, may:

(i) as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Assets subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the defaulting party credit for such Purchased Assets in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii) as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, Mortgage Assets (“Replacement Assets”) of the same class and amount as any Purchased Assets that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Assets, to be deemed to have purchased Replacement Assets at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

In the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the nondefaulting party may establish the source therefor in its sole discretion and all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Mortgage Assets).

(f) For purposes of this Section 14, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in paragraph (b) of this Section 14.2.

(g) The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h) To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Section 14.2(j) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i) In addition to the rights under this Section 14.2, upon an Event of Default the Buyer shall no longer be obligated to enter into any additional Transactions pursuant to any outstanding Confirmation and the Buyer shall have the following additional rights if an Event of Default occurs with respect to the Seller:

(i) The Buyer and the Seller agree and acknowledge that the Purchased Assets constitute collateral that may decline rapidly in value. Accordingly, notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to give notice to the Seller or any other Repurchase Party prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, the Buyer shall give notice to the Seller of the remedies effected by the Buyer promptly thereafter. The Buyer shall act in good faith in exercising its rights pursuant to this paragraph.

(ii) The Buyer may, in its sole discretion, elect to hold any Purchased Asset for its own account and earn the related interest on the full face amount thereof.

(j) The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

Section 15. INDEMNIFICATION

(a) The Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, the Related Documents (to the extent arising from actions or inactions of the Seller) or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Guarantee or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct or, with respect to any Purchased Asset which is a Wachovia Asset, for or in connection with any matters arising from events which occurred prior to the Original Purchase Date. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of, noncompliance with or liability under any law, rule or regulation (including without limitation, Environmental Laws) that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Notwithstanding anything to the contrary in this Section 15, the Seller shall not be liable for any Costs relating to the Related Documents or the transactions contemplated thereby arising from the material actions or inactions of the Buyer. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(b) The Seller agrees to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Guarantee or any other documents prepared in connection herewith or therewith. The Seller agrees to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Buyer, (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Assets submitted by Seller for purchase under this Agreement (provided, that such fees (not including fees and expenses of counsel, if any) shall not exceed $2,500 per Underlying Mortgaged Property) or otherwise with respect to the Purchased Assets under this Agreement (other than in connection with the initial closing of the Securitization Transaction relating to the Purchased Assets), including, but not limited to, those costs and expenses incurred by the Buyer and reimbursable by the Seller pursuant to Section 15(a) of this Agreement and (iii) all of the fees and expenses of counsel with respect to review of Non-Wachovia Mortgage Assets submitted by Seller for purchase under this Agreement (provided, that Buyer shall provide notice to Seller if such fees are projected to exceed $1,250 per Mortgage Asset).

Section 16. MISCELLANEOUS

16.1 Single Agreement. The Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.2 Notices and Other Communications. Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Schedule 16.2, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

16.3 No Waivers, Etc. No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4.1 will not constitute a waiver of any right to do so at a later date.

16.4 Entire Agreement; Severability. This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

16.5 Assignments and Participations; Hypothecation of Purchased Assets; Termination.

(a) The Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of the Buyer and any attempt by the Seller to assign any of its rights or obligations under this Agreement without the prior written consent of the Buyer shall be null and void; provided, however, that Seller may assign any of its rights or obligations under this Agreement to an Affiliate of the Seller with the prior written consent of the Buyer, which consent not to be unreasonably withheld. The Buyer may upon notice to the Seller and without consent of the Seller, sell to any other person participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of the Buyer under this Agreement (any such purchasing participant, a “Transferee”); provided, that any transfer effected pursuant to this Section 16.5(a) shall be in respect of Purchased Assets with a minimum Purchase Price of $1,000,000 (other than in the case of (a) a transfer of all of the interests then held by the Buyer (or a Transferee) or (b) a transfer to an Affiliate of the Buyer (or a Transferee)). The Seller agrees to cooperate with the Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale.

(b) The Buyer shall have free and unrestricted use of all Purchased Assets and nothing in this Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, transferring, hypothecating, or rehypothecating the Purchased Assets; provided, however, that the Buyer shall transfer the Purchased Assets to the Seller on the applicable Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate the Buyer to segregate any Purchased Assets transferred to the Buyer by the Seller.

(c) This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

16.6 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.7 SUBMISSION TO JURISDICTION; WAIVERS. EACH REPURCHASE PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW

YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16.8 WAIVER OF JURY TRIAL. EACH OF THE REPURCHASE PARTIES AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

16.9 Counterparts. The Agreement and all other documents relating thereto may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement or such other document by signing any such counterpart.

16.10 Use of Employee Plan Assets, (a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of Section 16.10(a) above, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section 16.10, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

16.11 Intent. (a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Asset subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 14.2 is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

16.12 Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

16.13 Confidentiality. Each party hereto agrees to keep confidential any written information provided to it by or on behalf of any other par hereto pursuant to or in connection with this Agreement or obtained by the Buyer based on a review of the books and records of the Repurchase Parties; provided that nothing herein shall prevent any such par from disclosing any such information (i) to any other par to this Agreement, (ii) to any Transferee or potential Transferee which agrees to comply with the provisions of this Section 16.13, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any examiner or other Governmental Authority, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

16.14 Treatment of Certain Information. Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Repurchase Agreement or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SELLER
DSHI BLUE, INC.

By:	/s/ MARK T. BRIGGS

Name: Title:	MARK T. BRIGGS VICE PRESIDENT

GUARANTOR
LNR PROPERTY CORPORATION

By:	/s/ MARK T. BRIGGs

Name: Title:	MARK T. BRIGGS VICE PRESIDENT

BUYER
WACHOVIA CAPITAL INVESTMENTS, INC.

By:	/s/ MARIANNE HICKMAN

Name: Title:	MARIANNE HICKMAN DIRECTOR